Exhibit 23.3

Deloitte	Bedrijfsrevisoren/Reviseurs
d’Entreprises
Berkenlaan 8b
B/1831 Diegem
Belgium

Tel: +32 (2) 8002000
Fax: +32 (2) 8002001
http://www.deloitte.be

Shurgard Self Storage SCA

To the attention of Mr. Jean Kreusch

Quai du Commerce 48

1000 Brussels

Belgium

Dear Mr Kreusch,

We hereby consent to the use of our report dated April 23, 2004 relating to the consolidated financial statements of Shurgard Self Storage, SCA that appears in the registration statement on Form S-4 of Public Storage, Inc.

We also consent to the reference to our firm under the heading “Experts” in the registration statement and related prospectus.

July 24, 2006

/s/ Deloitte Reviseurs d’Entreprises

Deloitte Reviseurs d’Entreprises

SC s.f.d. SCRL

Represented by Daniel Kroes